CONSENT OF QUALIFIED PERSON

12 September 2009

TO:	United States Securities Exchange Commission
Washington, D.C. 20549

	RE:	Rockwell Diamonds Inc. (the “Corporation”) Consent under FORM 20-F

I, Tania R Marshall, certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Explorations Unlimited in the Form 20-F of Rockwell Diamonds Inc. contains any misrepresentation of the information.

I do hereby consent to the filing of the Form 20-F with the regulatory authorities.

Submitted this 12th day of September 2009.

Signed

/s/ T R Marshall
T R Marshall (Dr)
Geological Consultant (Pr.Sci.Nat.)